Continental Choice Care, Inc. Closes Transaction With Lazar & Company I.G., LLC

LIVINGSTON, N.J. -- (BUSINESS WIRE) -- Aug. 23, 2000

Prem Krishnamoorthy, Former Senior Consultant to Goldman Sachs, Joins

Continental Choice Care, Inc. (NASDAQ:CCCI) announced today that it has closed on the sale of securities to Lazar & Company I.G., LLC, a merchant banking company located in New York City. The transaction was effective August 21, 2000 pursuant to the Purchase Agreement entered into June 7, 2000 following approval by the Company's shareholders at the August 16, 2000 Annual Meeting.

Lazar & Company purchased 200,000 shares of Common Stock and a warrant to purchase additional shares of Common Stock subject to certain vesting criteria related to the market capitalization of the Company.

Steven L. Trenk, President of CCCI, said "We are happy to have Lazar & Company as a shareholder of the Company and look forward to a bright future together within the framework of our new initiative."

In addition, the Company announced today that Prem Krishnamoorthy, former Senior Consultant to Goldman Sachs, will become Director of Business Development. In this role, Mr. Krishnamoorthy will support the senior executives in implementing the strategy of establishing, acquiring and investing in emerging markets with particular emphasis on Indian based IT businesses.

Mr. Krishnamoorthy spent the last seven years on Wall Street as a senior IT consultant in firms including Credit Suisse First Boston, Lehman Brothers, and most recently, Goldman Sachs, where he was involved in infrastructure design and implementation on a global scale. Mr. Krishnamoorthy received his undergraduate degree in Engineering from the Cooper Union for the advancement of arts and science, NY.

Mr. Trenk stated, "Prem brings a wealth of Information Technology experience to the Company and will play a vital role in our strategic business development. His relationships in the financial and IT industry, both here and abroad, will help us leverage our services to their maximum potential. We believe that Prem's involvement in implementing our new strategy will help us stand out among the limited number of India focused companies traded on the U.S. markets, helping to enhance overall shareholder value."

This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including the risk factors set forth in the Company's registration statement (No. 333-3194) filed with the Securities and Exchange Commission on March 8, 2000.